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                   ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS

         THIS ASSIGNMENT is made effective as of the 2nd day of September, 2003, by the COMMONWEALTH OF PENNSYLVANIA STATE EMPLOYEES' RETIREMENT SYSTEM ("Assignor"), to PREIT ASSOCIATES, L.P., a Delaware limited partnership ("Assignee").

         THE BACKGROUND OF THIS ASSIGNMENT IS FOLLOWS:

         A. Assignor is the owner and holder of a forty nine and ninety nine one hundredths percent (49.99%) percentage interest as a limited partner (the "Assigned Interest") of WG Holdings, L.P., a Pennsylvania limited partnership (the "Partnership"); and

         B. Assignor has agreed to make this Assignment to Assignee and Assignee is willing to accept this Assignment.

         NOW THEREFORE, in consideration of the sum of Forty Five Million Five Hundred Thousand Dollars ($45,500,000.00), the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor hereby agrees as follows:

         1. Assignor does hereby transfer and assign to Assignee all of Assignor's right, title, and interest in and to the following (hereinafter collectively the "Partnership Interests") (a) all of Assignor's right, title and interest in and to the Assigned Interest; (b) all moneys, fees, payments, compensation and proceeds now or hereafter becoming due and payable in respect of the Assigned Interest, whether payable as profits, distributions, asset distributions, repayment of loans or capital or otherwise; (c) all of its share,


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right, title or interest in and to the Partnership and in to the assets of the
Partnership and the business thereof, including without limitation, all tangible and intangible property and assets of any nature whatsoever owned by the Partnership or in which the Partnership has an interest, and the Partnership's goodwill, capital, profits and assets; (d) all contract rights, accounts, instruments, documents, chattel papers, general intangibles, claims, powers, privileges, benefits and remedies of the Assignor arising under or from any provision of the partnership agreement of the Partnership or arising out of Assignor's membership in the Partnership; and (e) all cash or non-cash proceeds of any of the foregoing.

         2. The Assignment set forth herein is made without recourse and without representation or warranty, except that Assignor hereby represents and warrants to Assignee, which representations and warranties shall survive the delivery of this Assignment, that as of the date that this Assignment is delivered to
Assignee:

         (a) Assignor is a limited partner of the Partnership;

         (b) Assignor is the sole owner and holder of the Partnership Interests hereby assigned;

         (c) Assignor has not granted a security interest in, pledged, mortgaged, sold or assigned the Partnership Interests hereby assigned nor has Assignor permitted the Partnership Interests to be subjected to any security interest, pledge, mortgage, lien, judgment or other encumbrance; and

         (d) To the best of its knowledge, neither Assignor nor LMRES Real Estate Advisors, Inc. has caused the Partnership to incur any liabilities or obligations except those known or disclosed to Assignee or its affiliates.


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         3. Assignor hereby withdraws from the Partnership as a limited partner thereof, authorizes the general partner of the Partnership to take such actions and execute and file such documents reasonably necessary to reflect the assignment set forth herein and such withdrawal of Assignor from the Partnership, and agrees to take all actions and execute all documents reasonably necessary to reflect such assignment and withdrawal.

         4. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment may not be amended, modified or terminated orally and may be only so amended, modified or terminated by an instrument in writing duly executed by the parties hereto.

         5. This Assignment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to its conflict of laws principles).

         IN WITNESS WHEREOF, Assignor has duly executed this Assignment.


                                            ASSIGNOR

                                            COMMONWEALTH OF PENNSYLVANIA
                                            STATE EMPLOYEES' RETIREMENT SYSTEM



                                            By:   /s/ John Brosius
                                                  -----------------------------
                                            Print Name:   John Brosius
                                                          ---------------------
                                            Title:    Executive Director
                                                      -------------------------







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